Exhibit 10.37

[***] Certain information in this document has been excluded pursuant to
Regulation S-K, Item 601(a)(6).

January 31, 2022

By Email

Arian Pano

[***]

Dear Arian:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation from Kiniksa Pharmaceuticals Corp. (“Kiniksa” or the “Company”).1 Unless you rescind your assent as set forth in Section 6(iii) below, this Agreement shall be effective on the eighth (8th) day after you sign it (the “Effective Date”), at which time it shall become final and binding on all parties.

1.Separation Date. Your employment with the Company shall separate effective January 31, 2022 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company, and you agree not to represent yourself in the future as an employee or agent of the Company. On or before the Separation Date, the Company shall pay your accrued but unused vacation time and your final pay earned through the Separation Date in accordance with applicable law. Regardless of whether you execute this Agreement, and provided you timely complete the required election forms (which will be provided to you separately), you are eligible to continue receiving group medical and/or dental insurance pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your cost.

2.Consideration. If you do not rescind this Agreement as set forth in Section 6(iii) below, then the Company will provide you with the following (the “Consideration”) in accordance your Employment Agreement with the Company dated April 1, 2021 (the “Employment Agreement”):

(i)	a lump sum severance payment in the amount of $333,540.09, which is equivalent to nine (9) months of your annual base salary, less all applicable income and payroll taxes, deductions and withholdings, and less any amounts you may owe to the Company (the “Severance Payment”), which shall be paid within sixty (60) days after the Separation Date;

1. Except for the obligations set forth in Section 2, which shall be solely the obligations of Kiniksa Pharmaceuticals Corp., whenever the terms “Kiniksa Pharmaceuticals Corp.,” “Kiniksa” or the “Company” are used in this Agreement (including, without limitation, Section 6), they shall be deemed to include Kiniksa Pharmaceuticals Corp. and any and all of its divisions, affiliates and subsidiaries and all related entities (including, without limitation, Kiniksa Pharmaceuticals, Ltd.) and its and their directors, officers, employees, agents, successors and assigns.

(ii)	a one-time, lump-sum bonus payment of $16,500.00, less all applicable income and payroll taxes, deductions and withholdings (the “One-Time Bonus”), which shall be paid within sixty (60) days after the Separation Date;

(iii)	a one-time, lump sum post-termination bonus of $12,971, which is equivalent to the pro-rata share of your 2022 Target Bonus, less all applicable income and payroll taxes, deductions and withholdings (the “Post-Termination Bonus”), which will be paid at or around the time that annual bonuses are paid to other similarly situated employees of the Company, but in no event later than March 15, 2023; and

(iv)

twelve (12) months of accelerated vesting on any time-based unvested equity award(s) as of the Separation Date; for the avoidance of doubt, vesting will not be accelerated on any performance-based or partially performance-based equity awards and the exercisability of any vested equity awards shall continue to be governed by the applicable equity award agreements and plan(s).

3.Acknowledgments. You acknowledge and agree that:

(i)	this Agreement and the Consideration are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than Kiniksa and you;

(ii)	unless you execute this Agreement, the Consideration provided for herein is not otherwise due or owing to you under any employment agreement (oral or written);

(iii)

except for (a) any unpaid regular wages (including accrued but unused vacation time) earned through (and including) the Separation Date, which shall be paid by the Company on the Separation Date and (b) any vested monies due to you pursuant to any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Kiniksa; and

(iv)

in order to be reimbursed for all outstanding business expenses that you may have incurred on behalf of the Company, all expense reports and supporting documentation must be submitted in accordance with Company policies within five (5) days after the Separation Date.

4.Unemployment Insurance. After the Separation Date, you may seek unemployment benefits. Decisions regarding eligibility for and amounts of unemployment benefits are made by the relevant state agency, not by Kiniksa. Kiniksa will not contest any application you may make for unemployment benefits; provided that, under no circumstances shall Kiniksa provide false or misleading information to any governmental agency or representative.

5.Return of Company Property; Confidentiality; Trade Secrets; Non-Disparagement. You hereby agree to:

(i)	promptly return to Kiniksa all property and documents (whether in hard copy or electronic form) of Kiniksa in your custody and possession ;

(ii)	abide by the terms of your Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company dated November 11, 2019 (the “Non-Competition Agreement”), a copy of which is attached hereto as Exhibit A (and the terms of which are hereby incorporated into this Agreement by reference), including promptly executing and delivering to the Company the Termination Certificate attached as Exhibit A thereto. You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or `regulation to any governmental agency or entity, including but not limited to the Department of

Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures;

(iii)	abide by any applicable common law and/or statutory obligations relating to the protection and non-disclosure of Kiniksa’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of Kiniksa to any other person or entity, or use such information in any manner that is detrimental to the interests of Kiniksa; Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”;

(iv)	keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)	not make any statements that are disparaging about or adverse to the business interests of Kiniksa or which are intended to harm the reputation of Kiniksa, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, capability or any other aspect of the business of Kiniksa.

Your breach of this Section 5 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Kiniksa, will relieve Kiniksa of the obligation to provide any Consideration not already paid and will entitle Kiniksa to recover any Consideration already paid.

6.Release of Claims.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against Kiniksa (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the date on which you sign this Agreement, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Kiniksa seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Kiniksa up through and including the date on which you sign this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with Kiniksa and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a)Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act (“ADEA”) and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b)Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification (WARN) Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state or federal common law theory; and

(d)any other Claim arising under other local, state or federal law.

(iii)

Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age. The release set forth in this Section 6 is intended to release any rights you may have against Kiniksa alleging discrimination on the basis of age. You have twenty-one (21) days to consider and accept the provisions of this Agreement, and you agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered within the seven-day period to Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, MA 02421, Attn: Chief Legal Officer.

(iv)

Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(v) The general release in this Paragraph 6 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(vi)	The general release in this Paragraph 6 is not affected or limited by the recitation of the specific releases in this Paragraph 6.

7.Cooperation. For a period of two (2) weeks following the Separation Date, you agree to make yourself available to Kiniksa, upon reasonable notice (either by telephone or, if Kiniksa believes necessary, in person) to assist Kiniksa in any matter relating to the services performed by you during your employment with Kiniksa including, but not limited to, transitioning your duties to others.

8.No Prior Actions. You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against Kiniksa, and to the best of your knowledge, no other person, organization or entity has done so on your behalf.

9.Miscellaneous.

(i)	Except for (a) any equity awards or grants from the Company, as may be amended herein; (b) the Non-Competition Agreement; and (c) the Indemnification Agreement between you and Kiniksa Pharmaceuticals, Ltd. dated June 10, 2021, all of which shall remain in full force and effect, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Kiniksa and you in respect to your separation from Kiniksa including, without limitation, the Employment Agreement.

(ii)	No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by Kiniksa and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)	The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Kiniksa, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(v)	Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

It is Kiniksa’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither Kiniksa nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me within the time frame set forth above, but in any event not on or before the Separation Date.

Very truly yours,

KINIKSA PHARMACEUTICALS CORP.

/s/ Melissa Manno

Melissa Manno

Senior Vice President, Chief Human Resources Officer

Accepted and Agreed To:

/s/ Arian Pano

Arian Pano

Dated: February 2, 2022

EXHIBIT A

Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company

[copy follows this page]

KINIKSA PHARMACEUTICALS CORP.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration and as a condition of my employment by Kiniksa Pharmaceuticals Corp. (together with any of its successors or assigns collectively, the "Company"), a Delaware corporation and wholly-owned subsidiary of Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company (together with any of its successors or assigns collectively the "Parent"), my receipt of the compensation paid to me by the Company in the context of that employment, my access to of the Organization's confidential and proprietary business information and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, the undersigned, agree as follows. For purposes of all sections of this Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (this "Agreement"), the term "Organization" shall include the Parent, the Company and all other subsidiaries of the Parent.

1.Nondisclosure of Proprietary Information.

(a)During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to technical and non-technical confidential and proprietary information of the Organization, including without limitation, information relating to the Organization's business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements related to any of the foregoing, or to the Organization's suppliers, customers or business partners (collectively "Proprietary Information"), regardless of whether such information is specifically designated as confidential and regardless of whether such information is in graphic, written, electronic or oral form. The term "Proprietary Information" shall be given its broadest definition and shall include, without limitation, unpublished patent applications and other intellectual property filings, ideas, Inventions (as defined below), techniques, works of authorship, models, compounds, compositions, products, product candidates, projects, know-how, methods, processes, algorithms, software programs, software source documents, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, formulae, information and trade secrets as well as financial information (including sales costs, profits, pricing methods), research data, clinical data, bills of material, customer, prospect and supplier lists, investors, business information, contracts and contractual relationships (including with third parties), business forecasts, sales and merchandising data, and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information the Organization has obtained from third parties as to which any of the Organization has an obligation of confidentiality also constitutes "Proprietary Information."

(b)I acknowledge the confidential and secret nature of the Proprietary Information and agree that the Proprietary Information is the exclusive and extremely valuable property of the Organization. Accordingly, I agree to not (i) disclose any Proprietary Information to any person or entity other than employees, directors, advisors, agents and potential business partners of the Organization who have undertaken an obligation of confidentiality, and (ii) use any Proprietary Information for any purposes (other than in the performance of my duty as an employee of Company) without written prior approval by an officer of the Company, either during or after my employment with Company. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally, and (iii) this Agreement.

(c)I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Organization to enforce its rights in such information.

(d)I understand that my obligations with respect to Proprietary Information shall not apply to information that (i) is actually in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of mine, (ii) was already in my possession at the time of disclosure and obtained without breach of any obligations of confidentiality, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. Disclosure of Proprietary Information shall not be prohibited, however, to the extent required to comply with applicable laws or regulations, or with a valid court or administrative order, provided that I promptly notify the Company in writing of the existence, terms and circumstances of such required disclosure and consult with the Company on the advisability of taking legally available steps to resist or narrow such disclosure.

(e)Notwithstanding anything herein to the contrary, I acknowledge and understand that (i) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if I file a lawsuit for retaliation for reporting a suspected violation of law I may disclose the Trade Secret to my attorney and use the Trade Secret information in the court proceeding, provided I file any document containing the Trade Secret under seal and do not disclose the Trade Secret, except pursuant to court order. For the purposes of this Section l(e), the definition of "Trade Secret" shall have the meaning under the laws of Massachusetts and under the Defend Trade Secrets Act of 2016.

(f)I understand that, subject to the forgoing, this Agreement does not limit my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, and Agency Inspector General or any other federal, state or local governmental agency or commission (each a "Government Agency"), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice, to any Government Agency.

2.Property of the Organization. I acknowledge and agree that all notes, notebooks, memoranda, reports, files, drawings, blueprints, manuals, materials, data, e-mails and other papers and records of every kind, or other tangible or intangible materials which shall come into my custody or possession in the course of my employment with the Company, relating to any Inventions (as defined below) or Proprietary Information, whether created by me or others, shall be and are the sole and exclusive property of the Company or Parent, as applicable, to be used only in the performance of my duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company or Parent, and I agree to assign and do hereby assign to the Company (or the Parent as set forth in Section 3) any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on any part of the Organization's data systems or on any part of the Organization's premises and owned by any part of the Organization, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Organization personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

3.Inventions.

(a)Disclosure and Assignment of Inventions. For the purposes of this Agreement, an "Invention" shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, compound, composition, therapeutic concept or candidate, design, device, code, method, software, technique, process, discovery, know-how, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable, copyrightable or eligible for trademark registration. I agree to make full and prompt disclosure of all Inventions promptly in writing to an officer of the Company or to attorneys of the Organization in accordance with the Organization's policies and procedures, and I agree to assign and do hereby assign to the Parent, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created or reduced to writing by me in the course of my employment by the Company and all intellectual property rights therein, including, but not limited to, all related patents, patent applications, trade secrets, trademarks, trademark applications, copyrights and copyrights applications. I also hereby assign to the Parent any Inventions that exist as of the effective date of this Agreement that, at the time of conception or reduction to practice, relate to the current or then-planned business or operations of the Organization or to the actual or anticipated research or development of the Organization, except for those Inventions that (a) I have an obligation to assign to a third party, or (b) are listed on Exhibit B. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Organization. I also hereby agree, that for a period of one year after the end of my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that are created through the use of, or derived from, Proprietary Information.

(b)Certain Exemptions. The obligations to assign Inventions set forth in Section 3(a) apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Organization; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Organization, but do not apply, however, to Inventions that (x) I develop entirely on my own time, or after the date of this Agreement, without using the Organization's equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Organization's current or planned business, or actual or demonstrably anticipated research or development of the Organization at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me, or at my direction, for the Organization. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 3(a) do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code ("Section 2870"), a copy of which is attached as Exhibit C. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 3(a) shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

(c)Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3(a). These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the applicable Organization at all times and shall be made available to the Company at all times.

(d)Patents and Other Rights. I agree to assist the Organization in preparing, obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3(a), and will otherwise assist the Organization as reasonably required by any Organization to perfect in the Parent the rights, title and other interests in my work product granted to the Parent under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 3(d) shall continue beyond the termination of my employment with the Company, but if I am requested by any the Organization to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Organization relating to such assistance. If the applicable Organization is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Parent and its duly authorized officers and agents as my agent and attorney-in-

fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3(d) with the same legal force and effect as if executed by me.
(e)Prior Contracts and Inventions; Information Belonging to Third Parties.

(i)I represent and warrant that, except as set forth on Exhibit 8 hereto, I am not required to assign Inventions under any other contracts that are between me and any other person or entity, and in existence as of the effective date of this Agreement.

(ii)I further represent that (A) I am not obligated under any consulting, employment or other agreement that would affect the Organization's rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (8) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (C) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.

(iii)I have listed on Exhibit B hereto any current agreements to which I am bound that require me to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.

(iv)I will not, in connection with my employment by the Company, use or disclose to the Organization any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled.

(v)As a matter of record, I attach as Exhibit B of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company that I own or Control (as defined below) and desire to be excluded from this Agreement ("Background Technology"). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 3(e), if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Organization, I hereby grant the Organization a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and, supporting Organization technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Organization products or services. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Background Technology into any product, service or technology of the Organization without the Company's prior written consent. As used herein, the term "Control" means, with respect to any Invention, the right to transfer or grant a license to such Invention without violating the terms of any agreement with a third party or applicable law.

IN WITNESS WHEREOF, I have executed this Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement under seal as of November 11, 2019.

Employee (sign): /s/ Arian Pano

Employee (print): Arian Pano

Address: [***]

Date employment first commenced: 11/11/19

AGREED AND ACKNOWLEDGED:

KINIKSA PHARMACEUTICALS CORP.

By: /s/ Thomas Beetham

Name: Thomas Beetham

Title: EVP and Chief Legal Officer

EXHIBIT A

TERMINATION CERTIFICATE

l, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Kiniksa Pharmaceuticals Corp. or its affiliates (the “Company”), or copies thereof, including, without limitation, any item of Proprietary information listed in Section 3 of the Company's Employee Proprietary Information, Inventions Assignment, Non- Competition and Non-Solicitation Agreement (the "Agreement") to which I am a party, but not including copies of my own employment records.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of its business partners, clients, consultants or licensees that has been disclosed to me in confidence du ring the course of my employment by the Company unless authorized in writing to disclose such information by an executive officer of the Company. I understand that, provided I comply with all other provisions of the Agreement, nothing herein or in the Agreement limits my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, and Agency Inspector General or any other federal, state or local governmental agency or commission (each a “Government Agency”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice, to any Government Agency.

Date:

(Employee’s Signature)

Date:

(Printed or Typed Name of Employee)

EXHIBIT B

List here prior contracts to assign Inventions that are between any other person or entity and you, and in existence as of the effective date of this Agreement.

N/A

List here prior contracts that are now in existence that require you to refrain from competing directly or indirectly, wit the business of any previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.

Galapagos Employment Agreement

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Please include any relevant patent and patent application numbers, if available. Continue on reverse side if necessary.

N/A

Exhibit C

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)

To the extent â provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.